SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

March 27, 2007

Date of Report (Date of earliest event reported)

TOWER PARK MARINA INVESTORS, L.P.,

(FORMERLY PS MARINA INVESTORS I)

A California Limited Partnership

(Exact name of registrant as specified in its charter)

California	0-17672	95-4137996
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

16633 Ventura Blvd., 6th Floor, Encino, California 91436

(Address of principal executive offices) (Zip Code)

(818) 907-0400

Registrant’s telephone number, including area code:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Effective March 27, 2007, in connection with the Registrant’s sale of substantially all of its assets to Kampgrounds of America, Inc. (“KOA”), as described in Item 2.01, the Registrant and KOA entered into a lease agreement. Pursuant to that agreement, KOA leased back to the Registrant the marina facilities and dry storage buildings that makeup a portion of the property that was sold. Those facilities and buildings include a portion of the areas operated as part of the marina and a portion of the improvements located at Tower Park Marina. They include wet slips and dry storage (not including those spaces leased to commercial tenants), fuel dock and a launch ramp. In addition, approximately seven acres of additional land for a future dry stack building, boat repair area and maintenance yard were provided for in the lease. The lease has a ten-year term with three five-year options that may be exercised by the Registrant. Basic rent will be $25,000 per month for the first five years. The basic rent will be increased 3.5% per lease year, adjusted every five years.

Item 1.02	Termination of a Material Definitive Agreement.

Effective March 27, 2007, in connection with the Registrant’s sale of substantially all of its assets to Kampgrounds of America, Inc. (“KOA”), as described in Item 2.01, a lease agreement that the Registrant and KOA entered into effective August 1, 2005 was terminated. Pursuant to that agreement, the Registrant had leased to KOA the RV park and retail store at Tower Park Marina, which property was sold to KOA as part of the transaction described in Item 2.01. The agreement, which had a ten-year term, provided for monthly lease payments of $11,000 for 6 months following its effective date, increasing to $17,000 for months 7 through 12, and escalating annually on a scheduled basis thereafter. The monthly lease amount in effect as of the termination of the agreement was $ 25,000. The agreement obligated KOA to spend $2 million improving the leased premises over the 10-year term of the agreement.

Item 2.01	Completion of Acquisition or Disposition of Assets.

Effective March 27, 2007, the Registrant completed the sale of substantially all of its assets to Kampgrounds of America, Inc. (“KOA”), an unaffiliated third party, for $13,500,000 in cash. [The sale price was determined by negotiation between the parties.] As described in item 1.02, KOA leased from the Registrant the RV park and retail store at Tower Park Marina between August 1, 2005 and March 27, 2007.

The assets sold included the land and improvements known as Tower Park Marina, the Registrant’s 51% interest in the Little Potato Slough Mutual Water Company, the Registrant’s leasehold interest in the lease between the California State Land Commission (as landlord) and the Registrant (as tenant), dated as of January 14, 1999, approximately 100 acres of undeveloped land, and certain personal property associated with the foregoing (collectively, the “Property”).

Simultaneously with the close of the sale of the Property, KOA leased back to the Registrant the marina facilities and dry storage buildings that makeup a portion of the Property, as described in Item 1.01.

In connection with the sale, the Registrant agreed to make approximately $225,000 in future repairs to the Property.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

10.1	Lease, dated March 27, 2007, between the Registrant and Kampgrounds of America, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 30, 2007	By:	Westrec Investors, Inc.,

(formerly PS MARINA INVESTORS, INC.)

General Partner

	By:	/s/ Michael M. Sachs
Michael M. Sachs
President